UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Global Energy Group, Inc.

(Name of Registrant as Specified In Its Charter)

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Global Energy Group, Inc.
5000 Legacy Drive, Suite 470
Plano, Texas 75024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:
     On December 30, 2005, Global Energy Group, Inc. will hold its annual meeting of stockholders at 5000 Legacy Drive, Suite 470, Plano, Texas. The meeting will begin at 8:00 a.m. Dallas, Texas time.
     At the meeting we will ask the stockholders to:
1.	Elect the members of our Board of Directors;

2.	Ratify the appointment of Baumann, Raymondo & Company, PA as our independent registered public accounting firm; and

3.	Transact such other business as may properly brought before the meeting or any adjournment of the meeting
     The Board of Directors has fixed the close of business on November 18, 2005, as the record date for the meeting, and only stockholders of record at such time will be entitled to vote at the meeting or any adjournment of the meeting. A complete list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of 10 days prior to the date of the meeting at the offices of the Global Energy and at the time and place of the meeting.

By Order of the Board of Directors,

/s/ John R. Bailey
JOHN R. BAILEY
Secretary
Plano, Texas
December 19, 2005
It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please mark, sign, date and return the accompanying proxy in the enclosed envelope. If you do attend the meeting, you may withdraw your proxy and vote in person.

Global Energy Group, Inc.
5000 Legacy Drive, Suite 470
Plano, Texas 75024
PROXY STATEMENT

QUESTIONS AND ANSWERS
1.	Q: Why am I receiving this Proxy Statement?
A: Global Energy Group, Inc., a Delaware corporation (“Global Energy,” the “Company,” “us” or “we”), is furnishing this proxy statement to stockholders of Global Energy as of November 18, 2005, in connection with its solicitation of proxies to be voted at Global Energy’s annual meeting of stockholders, or at any adjournment of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the Company’s corporate offices at 5000 Legacy Drive, Suite 470, Plano, Texas on December 30, 2005, at 8:00 a.m., Dallas, Texas time. For questions relating to the annual meeting or the Company, please call our principal executive offices at (972) 943-6000.
2.	Q: Who is soliciting my vote?
A: Our Board of Directors is soliciting your vote. Proxies may be solicited by mail, personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of Global Energy. We also will supply brokers, nominees or other custodians with the number of proxy forms, proxy statements, and annual reports they may require for forwarding to beneficial owners, and we will reimburse these persons for their expenses. We will pay the expenses for soliciting proxies, including the cost of preparing and mailing the proxy statement and accompanying proxy. We expect to spend less than $2,500 in connection with this soliciting of proxies.
3.	Q: Who is entitled to vote?
A: Stockholders of record at the close of business on November 18, 2005, which is the record date.
4.	Q: When was this Proxy Statement mailed to stockholders?
A: This proxy statement was mailed to stockholders on or about December 16, 2005.
5.	Q: What may I vote on?

A:	(1)	The election of five members to the Board of Directors of Global Energy to serve until the next annual meeting of stockholders to be held in 2006 or until their respective successors are elected and qualified;

	(2)	The ratification of the Audit Committee’s appointment of Baumann, Raymondo & Company, PA as the independent registered public accounting firm of the Company; and

	(3)	At the discretion of the persons named in the enclosed form of proxy, any other matter that may properly come before the meeting or any adjournment thereof.
6.	Q: How does the Board of Directors recommend I vote?
A: Our Board of Directors recommends a vote:
•	FOR each of the five nominees to serve on our Board of Directors, and

•	FOR the ratification of the appointment of Baumann, Raymondo & Company, PA as the independent registered public accounting firm of the Company

7.	Q: What effect will the GEDG Acquisition have on my interests as a stockholder?
A: In May 2005, Global Energy completed the acquisition (the “GEDG Acquisition”) of Global Energy Distribution Group, LLC, a Texas limited liability company (“GEDG”), which resulted in CND, LLC, an Oklahoma limited liability company wholly owned by the Cherokee Nation (“CND”), acquiring a majority of the voting power of the Company. Further information regarding the GEDG Acquisition, including details relating to CND, the amount and source of consideration used, the basis of control, the date and description of the transaction and the percentage of securities owned by CND are described in this Proxy Statement under the headings “Security Ownership of Certain Beneficial Owners, Directors and Officers” and “Certain Transactions – GEDG Acquisition.” As a result of holding this voting power of Global Energy, CND has the power to select all of the Company’s directors.
CND intends to vote for each of the nominees for the Board of Directors described in this proxy statement and FOR each of the other matters proposed to be voted on at the 2005 Annual Stockholders Meeting, as described in this proxy statement.
8.	Q: How do I vote?
A: You may vote by any one of the following methods:
•	By signing, dating and completing the enclosed proxy card and returning it in the enclosed self-addressed envelope by mail; or

•	In person, at the meeting. If you hold your shares through a bank, broker or other nominee, that institution will give you separate instructions for voting your shares.
9.	Q: How can I revoke or change my vote?
A: If you have already voted and wish to change or revoke your vote, you may do so at any time prior to the meeting by any one of the following methods:
(1)	notifying in writing John R. Bailey, Secretary, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024;

(2)	voting in person at the meeting; or

(3)	returning a later-dated proxy card revoking or changing the previous vote that is received prior to the meeting.
10.	Q: Who will count the votes?
A: Officers or other employees of Global Energy will count the votes and act as the inspector of the election.
11.	Q: How many shares may I vote?
A: Every holder of Common Stock is entitled to one vote for each share of Common Stock held on the record date. Every holder of our Class A Preferred Stock, $.001 par value per share (the “Series A Preferred”) and our Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred”) (the Series A Preferred and the Series B Preferred are referred to together as the “Preferred Stock”), is entitled to 10 votes for every share of Preferred Stock held on the record date. As of November 18, 2005, (a) 95,832,117 shares of Common Stock were issued and outstanding; (b) 2,453,615 shares of Series A Preferred Stock were issued and outstanding and (c) 2,840,282 shares of Series B Preferred Stock were issued and outstanding (or deemed issued for purposes of voting such shares).

12.	Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A: Your broker will vote your shares only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.
13.	Q: What is a “quorum” and what vote is required to pass proposals?
A: A “quorum” is the presence, in person or by proxy, of the holders of shares of stock of Global Energy representing a majority of the votes entitled to vote at the applicable meeting. There must be a quorum present in person or represented by proxy for the meeting to be held.
A Director is elected by the affirmative vote of outstanding Common Stock and Preferred Stock possessing a plurality of votes represented at the meeting and entitled to vote. Cumulative voting is not permitted in the election of Directors.
The affirmative vote of outstanding Common Stock and Preferred Stock possessing a majority of votes entitled to vote on such matter is required for the ratification of the appointment of our independent registered public accounting firm.
Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. For any matters requiring approval of a specified percentage of votes represented by outstanding stock, abstentions and broker non-votes will have the effect of negative votes. CND, which possesses a majority of the Company’s voting power, intends to vote its shares of Global Energy stock “FOR” both proposals.
14.	Q: Who may attend the annual meeting?
A: All stockholders as of the close of business on November 18, 2005 may attend. To be included on the guest list, you may check the box on your proxy card. If your shares are held by a broker and you would like to attend, please write to John R. Bailey, Secretary, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024. Include a copy of your brokerage account statement or omnibus proxy (which you can get from your broker), and we will place your name on the guest list.
15.	Q: How will voting on any other business be conducted?
A: At this time, we do not know of any other business to be considered at the 2005 annual meeting. If any other business is presented at the annual meeting, your signed proxy card gives discretionary authority to David E. Webb, Chairman of the Board, and John R. Bailey, a Director and the Secretary, to vote on such matters.
16.	Q: When are the stockholder proposals for the 2006 annual meeting due?
A: All stockholder proposals to be considered for inclusion in next year’s proxy statement and form of proxy must be submitted in writing to John R. Bailey, Secretary, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024. Any such stockholder proposals must be received prior to September 1, 2006, which is approximately (and no less than) 90 days prior to the expected date of the 2006 annual meeting, which is December 1, 2006.

PROPOSALS YOU MAY VOTE ON
1. Election of Directors
     Global Energy currently has authorized five members of its Board of Directors with the following five members currently holding office: John R. Bailey, Henry M. Burkhalter, David E. Webb, James W. Majewski, and Steven W. Fox.
     Vacancies on the Board of Directors or newly created directorships may be filled by a vote of the majority of the Directors then in office, and any Director so chosen will hold office until the next election of the class for which that Director was chosen.
     Nominees for election this year are David E. Webb, Craig N. Kitchen, Henry M. Burkhalter, James W. Majewski and Steven W. Fox. Shares represented by returned and executed proxies will be voted, unless otherwise specified, in favor of each nominee for the Board of Directors. If any Director is unable to stand for re-election, the Board of Directors of Global Energy may reduce the Board of Director’s size, designate a substitute or leave the position vacant. If a substitute is designated, proxies voting on the original Director candidate will be cast for the substituted candidate. You may withhold authority to vote for any nominee by marking the proxy as indicated for that purpose on the proxy card.
Your Board of Directors unanimously recommends a vote FOR each of these Directors.
NOMINEES FOR DIRECTORS
     Set forth below is biographical information regarding the members of the Board of Directors that are nominated for election as directors of the Company.
     CRAIG N. KITCHEN. Mr. Kitchen, age 53, currently serves as Chief Executive Officer and President of the Company. Prior to joining the Company in 2005, Mr. Kitchen was President and Chief Executive Officer of Eagle Picher Technologies LLC since 2002, a diverse business with divisions in military and space power, commercial power and electro-chemistries. Prior to his joining Eagle Picher, Mr. Kitchen served as President and Chief Executive Officer of Catelytica Energy Systems from 2000 until 2002, a commercial manufacturing company listed on the Nasdaq.
     HENRY M. BURKHALTER. Mr. Burkhalter, age 58, has served as a director of the Company since March 2004. Mr. Burkhalter is President and Chief Executive Officer of Investsearch Capital, LLC, a venture capital company. From 2000 to 2001, Mr. Burkhalter served as Chief Operating Officer of WorldCom Wireless Solutions, Inc., a subsidiary of MCI, Inc. formerly known as WorldCom Inc. In 2002, WorldCom Wireless Solutions, Inc. filed a petition in bankruptcy. Prior to 2000, Mr. Burkhalter served as President and Chief Executive Officer of Wireless One, Inc., a company involved in the wireless cable and internet business. Mr. Burkhalter serves as a member of the board of directors of Wi-Lan Inc., a manufacturer of wireless communications equipment.
     DAVID E. WEBB. Mr. Webb, age 59, has served as a director of Global Energy since March 2004 Since March 1998, Mr. Webb has managed the investments of Webb Capital, L.L.C. From December 1996 to March 1998, Mr. Webb served as President and Chief Executive Officer of CS Wireless Systems, Inc., a wireless cable company.
     JAMES W. MAJEWSKI. Mr. Majewski, age 64, has served as a director since his appointment in June 2005. He has for over thirty years been an executive officer of several manufacturing companies with responsibilities in all areas of management. He currently serves as the manager of CNI, LLC, a company wholly owned by the Cherokee Nations. Mr. Majewski’s experience has been broad in nature and includes avionics, telecommunications, power generation, industrial and governmental applications. Prior to joining

CNI, Mr. Majewski was Vice President of Operations for Tracewell Power, Inc. an electronic power supply manufacturer for the telecommunications industry since January of 2000.
     STEVEN W. FOX. Mr. Fox, age 48, has served as a director of the Company since March 2004. Mr. Fox has served as the Chief Executive Officer and General Manager of Quest Capital Alliance, L.L.C., a private equity fund, since September 2000. Prior to that time, Mr. Fox served in a number of executive positions for Bank of America and Boatmen’s Bank, and its affiliates. Mr. Fox serves as a member of the board of directors of Decorize, Inc.
STATEMENT OF CORPORATE GOVERNANCE
General
     The Board of Directors held five meetings in 2004. Each of the Directors currently in office attended at least 75% of the Board of Directors meetings held in 2004 while that Director was a member of the Board of Directors.
     The Board of Directors has determined that none of its members are an “independent director” as that term is defined by NASD Rule 4200.
     Since the last annual meeting of stockholders we have taken measures to improve our corporate governance, including adopting a Code of Conduct, which is available on the “Code of Conduct” section of our website, www.gegsolutions.com. The Code of Conduct sets forth ethical requirements for Global Energy’s employees, officers and directors.
     Each committee described below is governed by the after described Committee Charters, which can be located on the Company’s website www.gegsolutions.com. All of committees require a certain number of independent directors to serve on such committee. At this time and for the foreseeable future, the Company has no independent directors and no independent directors are serving on the following committees.
Committees
     In April 2004, the Board of Directors established four standing committees. The charters for these committees (except the Executive Committee, which does not have a charter) are available in the “Committee Charter” section of the Company’s website, www.gegsolutions.com.
     Audit Committee. The Audit Committee assists the Board in monitoring (a) the integrity of the financial statements of the Company, (b) the independent auditor’s qualifications and independence, (c) the compliance by the Company with legal and regulatory requirements, (d) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements, and (e) related party transactions. The members of the Audit Committee are Henry M. Burkhalter, David E. Webb and Steven W. Fox. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by SEC rules.
     Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for Global Energy’s officers and employees and administers our 2001 Equity Incentive Plan. The members of the Compensation Committee are Henry M. Burkhalter and David E. Webb.
     Corporate Governance Committee. The Corporate Governance Committee identifies qualified candidates for Board membership and recommends to the Board of Directors nominees to be voted on at the annual meeting of stockholders. The members of the Corporate Governance Committee are Henry M. Burkhalter, Steven W. Fox and David E. Webb.

     Executive Committee. The Executive Committee exercises authority and makes recommendations to the Board of Directors regarding matters specifically delegated to it by the Board of Directors. Members of the Executive Committee are John R. Bailey, Henry M. Burkhalter and David E. Webb.
Disclosure Regarding Nominating Committee Functions and Communications Between Stockholders and the Board of Directors
     Our Corporate Governance Committee’s responsibilities include performing the functions of a nominating committee pursuant to its charter. The Corporate Governance Charter is available in “Committee Charters” section of the Company’s website, www.gegsolutions.com.
•	The Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Any such nominations together with appropriate biographical information should be submitted to the Chairman of the Corporate Governance Committee, c/o Secretary, 5000 Legacy Drive, Suite 470, Plano, Texas 75024.

•	The Corporate Governance Committee Charter sets forth the qualifications that are to be considered in connection with the selection of a nominee to the Company’s Board of Directors.

•	The process for identifying and evaluating nominees is described in the Corporate Governance Committee Charter. The evaluation process for candidates is the same regardless of the source of the recommendation.

•	The Company did not pay a fee to any third party to identify or evaluate this year’s nominees for director; however, we may retain such parties in the future, particularly with respect to nominees that are not already directors.

•	Since the last annual meeting, the Corporate Governance Committee has not received a recommended nominee from a stockholder owning 5% or more of the Company’s stock, except in connection with the GEDG Acquisition described in this proxy statement below under the heading “Certain Transactions.”

•	The Board of Directors does not have a specific process for stockholders to send communications to the Board of Directors. However, communications to the Board of Directors may be delivered in care of the Company Secretary, John R. Bailey, Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024. Employees and others who wish to contact the board or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using this address.

•	The Board of Directors does not have a policy regarding Director attendance at the Company’s annual meetings.

DIRECTORS’ COMPENSATION
     While the Board of Directors may change its policy in the future, the Company currently pays its directors no compensation for their service on the Company’s board of directors or its committees, except that the Company reimburses its directors for any expenses associated with attending the meetings.
EXECUTIVE OFFICERS
     Our executive officers of are as follows:

Name	Age	Position
Craig N. Kitchen	53	Chief Executive Officer, President
John R. Bailey	52	Chief Financial Officer, Treasurer, Secretary, Director
Thomas H. Hebert	65	Chief Technology Officer
Michael A. Pajak	33	Controller, Chief Accounting Officer
     Set forth below is information concerning the business experience of each executive officer of Global Energy that is not also a member of the Board of Directors:
     JOHN R. BAILEY. Mr. Bailey, age 52, has served as a director and our Secretary since December 2003. Mr. Bailey is also currently our Chief Financial Officer and Treasurer, positions he has held since March of 2004. Mr. Bailey is not standing for reelection as a director. Additionally, Mr. Bailey served as our interim Chief Executive Officer and President from May of 2005 until November of 2005. From December 2003 through March 2004, Mr. Bailey served as the Company’s Executive Vice President. From 2002 through 2003, Mr. Bailey served as Managing Director – Corporate Finance for Holmes, Murphy & Associates, Inc. From 1988 through 2002, Mr. Bailey served as Senior Managing Director of Berkshire Partners, Inc., a private investment bank. Mr. Bailey has over twenty years experience in executive level positions with national and regional investment banking firms and has served as an executive of both public and private companies, including his service from 2001 through 2002 as Chief Executive Officer and member of the board of directors of Warrior Resources, Inc., an oil and gas exploration and production company, and his service from 1998 through 2000 as Chief Financial Officer, Senior Vice President, Treasurer, Secretary and a member of the board of directors of USA Media Group, L.L.C., a company in the cable television industry. Mr. Bailey earned a BBA in Accounting and an MBA in Finance, both from the University of Texas at Austin.
     THOMAS H. HEBERT. Mr. Hebert, age 65, has served as our Chief Technology Officer since March 2004. From October 2001 to March 2004, Mr. Hebert served as the Company’s Vice President — Research and Development. Prior to that time, Mr. Hebert served our predecessor company, GEER, in this same capacity since February 1998. With over 32 years in the construction, HVACR and refrigeration industries, Mr. Hebert has invented and been the principal design engineer for numerous technologies, including several patented products. From June 1995 to September 1997, he served as Vice President of Engineering with Energy Technologies, Inc. Mr. Hebert has focused on product development, applications and manufacturing/production development, and has spent over twenty years in the development and research of his proprietary inventions. Mr. Hebert earned a BS in Physics and a M. SCI in Physical Chemistry from the University of South Florida and is a Masters Candidate in Engineering.
     MICHAEL A. PAJAK. Mr. Pajak, age 33, was appointed as Controller and Chief Accounting Officer for the Company on December 6, 2005. From 2001 until joining the Company, Mr. Pajak was the Financial Reporting Manager for Granite Properties, Inc. At Granite, Mr. Pajak managed the accounting professionals and developed and monitored the Company’s financial processes and procedures including valuation, analysis and forecasting. Prior to 2001, Mr. Pajak was Controller of Trim Systems LLC, where he implanted and managed their accounts procedures and staff, both domestically and internationally. Mr. Pajak is a CPA and CFA with a Bachelors from Texas A&M and a Masters of Business Administration from the University of North Texas.

NAMED EXECUTIVE OFFICERS’ COMPENSATION
     Summary Compensation Table. The following table sets forth the compensation earned by each person that served in 2004 as our Chief Executive Officer and the other most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2004 were in excess of $100,000. These persons are collectively referred to as the “Named Executive Officers.”
     In accordance with the rules of the Securities and Exchange Commission, the compensation described in the following table does not include medical insurance, group life insurance or other benefits received by the Named Executive Officers that are available generally to all our salaried employees. In addition, the compensation described in the following table may not include certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus disclosed in the table.
SUMMARY COMPENSATION TABLE

			Long-Term
Name and	Fiscal		Compensation
Principal Position	Year	Salary	Option Awards/SARs
Craig N. Kitchen	2004	(1)	(1)
President and Chief Executive Officer

John R. Bailey
Chief Financial Officer, Secretary and Treasurer(2)	2004	(2)	280,000
	2003	(2)	—

Carlos J. Coe (3)	2004	(3)	420,000
Former President and Chief Executive Officer	2003	(3)	—

(1) Mr. Kitchen was elected as President and Chief Executive Officer in November 2005. Mr. Kitchen does not have an employment agreement with the Company, but is currently paid based on an annual salary of $200,000.
(2) Mr. Bailey became an officer and director of the Company in late December 2003. As described below under “Certain Transactions,” in connection with the Financing Transaction the Company entered into the Turnaround Services Agreement with Turnaround Specialists. Mr. Bailey, as an affiliate of Turnaround Specialists, benefits from the payments made by the Company to Turnaround Specialists under the Turnaround Services Agreement. The Company did not directly compensate Mr. Bailey for his services to the Company until July of 2005, except to the extent Mr. Bailey participates in the Company’s employee benefit plans. Since July 1, 2005, Mr. Bailey’s compensation has been paid by the Company based on an annual salary of $150,000.
(3) Mr. Coe served as the Company’s President and Chief Executive Officer from September 2003 until May 2005. As described below under “Certain Transactions,” in connection with the Financing Transaction the Company entered into the Turnaround Services Agreement with Turnaround Specialists. Mr. Coe, as an affiliate of Turnaround Specialists, benefits from the payments made by the Company to Turnaround Specialists under the Turnaround Services Agreement. The Company did not directly compensate Mr. Coe for his services to the Company, except that Mr. Coe did participate in the Company’s employee benefit plans.

     Option Grants In Last Fiscal Year. The following table sets forth the stock option grants made during the year ended December 31, 2004, to the following Named Executive Officer.

	Number of
	Securities
	Underlying Options	% Of Total Options	Exercise Price
Name	Granted	Granted in 2004	per Share	Expiration Date
Carlos Coe (1)	420,000	60%	$0.10	Jan. 30, 2011
John Bailey (1)	280,000	40%	$0.10	Jan. 30, 2011

(1)	The warrants described above were granted to Turnaround Specialists under the Turnaround Services Agreement. Mr. Coe is the beneficial owner of 60% of Turnaround Specialists and John Bailey is the beneficial owner of 40% of Turnaround Specialists.
     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. In 2004, no options were exercised by a Named Executive Officer. The following table sets forth information for options held on December 31, 2004, by our Named Executive Officers.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money Options at
Name	Options at Year-End		Year-End (1)
	Exerciseable	Unexercisable	Exercisable	Unexercisable
Carlos Coe (1)	420,000	0	$21,000	$0
John Bailey (1)	280,000	0	$14,000	$0

(1)	Based on the difference between the option exercise price and the closing sale price of $0.15 of Global Energy’s common stock as reported on the OTC Bulletin Board on December 30, 2004, the last trading day prior to the closing of our fiscal year multiplied by the number of shares underlying the options.
     Employment Arrangements. During 2004, Mr. Bailey and Mr. Coe were compensated for their services as officers of the Company under the Turnaround Services Agreement described below under “Certain Transactions,” except that Mr. Bailey currently participates and Mr. Coe did participate in the Company’s employee benefit plans. The Turnaround Services Agreement, and Mr. Bailey and Mr. Coe’s remuneration under the Turnaround Services Agreement, was terminated in May 2005, effective March 31, 2005. Mr. Coe has not received any value from the Company since March 31, 2005. Mr. Bailey received no compensation from March 31, 2005 until July 1, 2005, when he began receiving direct compensation from the Company.
     In January 2004, Global Energy entered into an employment agreement with Guy S. Frankenfield, our Executive Vice President of Market and Sales. The Agreement was terminated pursuant to a separation agreement effective May 2004. The employment agreement provided for annual base salary of at least $110,000 for Mr. Frankenfield and eligibility to receive a bonus determined by the Board of Directors or the Compensation Committee. The employment agreement had an initial term of three years from January 1, 2004. The employment agreement provided that Global Energy could terminate Mr. Frankenfield’s employment for good cause or without good cause (as those terms are defined in the agreement) or upon disability. Mr. Frankenfield could terminate the agreement voluntarily. Under the terms of the separation agreement, Global Energy continued to pay Mr. Frankenfield his salary and benefits through August 2004 and extended Mr. Frankenfield’s right to exercise options granted by Global Energy for three months.
     Global Energy and Thomas Hebert entered into an employment agreement effective January 1, 2004, for services to be rendered under the position of Chief Technology Officer. The agreement is for a term of three (3) years and continuously renewable for additional one year terms. Under the terms of the agreement, Mr. Hebert is paid a base salary of $125,000 adjustable by the Board of Directors. Mr. Hebert is also eligible for bonus compensation and benefits. Mr. Hebert’s employment may be terminated for good cause any time and without good cause upon written notice of termination of employee. If Mr. Hebert is terminated without good cause, he is entitled to one year base salary and any options or outstanding expenses. The employment agreement may also be terminated by Mr. Hebert upon written notice to Global Energy.
AUDIT COMMITTEE REPORT
     The Board of Directors established an Audit Committee in April 2004. Until that time, the Company’s Board of Directors carried out the functions of an audit committee.
     Management is responsible for Global Energy’s financial reporting process, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. Global Energy’s independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our non-employee directors are not employees of Global Energy. Except as otherwise stated in our biographical information, we are not and do not represent ourselves to be, or to serve as, accountants or auditors by profession, or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on Global Energy’s financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that Global Energy’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our Global Energy’s financial statements has been carried out in accordance with generally accepted auditing standards or that our company’s independent accounts are in fact “independent.”
     The Board of Directors has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. Global Energy’s independent auditor also provided the Board of Directors with the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and the Board of Directors discussed with the independent auditor that firm’s independence. Based on the review and discussions referred to in this paragraph, the Board of Directors determined that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the last fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

David E. Webb, Chairman
Henry M. Burkhalter
Steven W. Fox

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS
          The following table sets forth information regarding the beneficial ownership of our Preferred Stock and our common stock as of November 18, 2005, for:
(a)	each person who is known by us to beneficially own more than 5% of the outstanding shares of any class of our voting securities;

(b)	each of our directors;

(c)	each of our Named Executive Officers; and

(d)	all of our directors and Named Executive Officers as a group.
     The percentages of shares of the Company’s common stock owned provided in the table is based on 95,832,117 shares of the Company’s common stock outstanding as of November 18, 2005. The percentages of shares of Series A Preferred Stock owned provided in the table is based on 2,453,615 shares of Series A Preferred Stock outstanding as of November 18, 2005. The percentages of shares of Series B Preferred Stock owned provided in the table is based on 2,840,282 shares of Series B Preferred Stock outstanding as of November 18, 2005.
     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based upon information provided by them. In computing an individual’s beneficial ownership, the number of shares of the Company’s common stock subject to warrants or options held by that person that are exercisable within 60 days of November 18, 2005, are also deemed outstanding and are shown in the column labeled “Warrants.” These shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Unless a footnote indicates otherwise, the address of each person listed below is c/o Global Energy Group, Inc., 5000 Legacy Drive, Suite 470, Plano, Texas 75024.

	Class	Number	Percent
Name	of Stock	of Shares	of Class
CND, LLC (1) (12)	Common	49,865,310	51.13%
Quest Capital Alliance, L.L.C.(Steven W. Fox) (2) (12)	Common	1,317,311	1.35%
	Series A Preferred	571,014	23.27%
Jim Majewski (3)	Common	0	*
Craig N. Kitchen (4)	Common	0	*
John R. Bailey (5)	Common	680,000	*
Carlos J. Coe(6)	Common	1,020,000	1.05%
Thomas H. Hebert(7)	Common	1,456,205	1.49%
Robert J. Smith (8) (12)	Common	1,402,360	1.44%
	Series A Preferred	1,292,362	52.67%
Joseph H. Richardson (9) (12)	Common	100,000	*
	Series A Preferred	334,863	13.65%
Peter E. Toomey (10) (12)	Common	75,000	*
	Series A Preferred	255,376	10.41%

	Class	Number	Percent
Name	of Stock	of Shares	of Class
Dozer Man, LLC (11) (12)	Common	7,652,623	7.85%
	Series B Preferred	834,380	29.38%
Recap Group, L.L.C. (12) (13)	Common	8,527,623	8.74%
	Series B Preferred	834,380	29.38%
Cazatur Group, LLC (12) (14)	Common	8,527,623	8.74%
	Series B Preferred	834,380	29.38%
Directors and Executive Officers as a group (6	Common	19,828,762	21.03%
persons)	Series A Preferred	571,014	23.27%
	Series B Preferred	1,668,760	58.75%

*	Less than 1%

(1)	The address of CND, LLC is One Cherokee Circle, Stilwell, Oklahoma 74960.

(2)	The address of Quest Capital Alliance, L.L.C. is 3140 E. Division Street, Springfield, Missouri 65802. Steven W. Fox, who is on Global Energy’s Board of Directors, is General Manager and a Principal of Quest. Mr. Fox controls the disposition and voting power of the shares of the Company’s capital stock beneficially owned by Quest, and every action or transaction that benefits Quest directly or indirectly benefits Mr. Fox. The control of voting power with respect to Preferred Stock, however, is subject to the Series A Voting Trust described in footnote 12 to this table.

(3)	The address of Jim Majewski is One Cherokee Circle, Stilwell, Oklahoma 74960.

(4)	Craig Kitchen is an officer of the Company and on the Company’s Board of Directors with an address of 5000 Legacy Drive, Suite 470, Dallas, Texas 75024.

(5)	John R. Bailey is an officer of the Company and a member of the Company’s Board of Directors until his successor is appointed at the annual meeting, with an address of 5000 Legacy Drive, Suite 470, Dallas, Texas 75024. The shares shown as outstanding for John Bailey are in the form of warrants which are immediately exercisable.

(6)	Carlos J. Coe is no longer an officer of the Company. His address is 5000 Legacy Drive, Suite 470, Dallas, Texas 75024. The shares shown as outstanding for Carlos Coe are in the form of warrants which are immediately exercisable.

(7)	Thomas H. Hebert is an officer of the Company with an address of 11527 Pyramid Drive, Suite 102, Odessa, Florida 33556.

(8)	The address of Robert J. Smith is 3865 Turtle Hatch Road, Springfield, Missouri 65809. These holdings are based upon information known to the Company as of August 19, 2005.

(9)	The address of Joseph H. Richardson is 3584 Woodhaven Road, Atlanta, Georgia 30305.

(10	The address of Peter E. Toomey, 119 Riding Trail Lane, Pittsburgh, Pennsylvania 15215.

(11)	Allen Wheeler controls the disposition and voting power of the Company’s capital stock beneficially owned by Dozer Man, and every action or transaction that benefits Dozer Man directly or indirectly benefits Mr. Wheeler. The control of the voting power with respect to the Preferred Stock, however, is subject to the Series B Voting Trust described in footnote (12) to this table. The address of Dozer Man, LLC is 5000 Legacy Drive, Suite 470, Dallas, Texas 75024.

(12)	The rights, limitations and preferences of each series of Preferred Stock are described in below under the heading “Certain Transactions.” The shares of Series A Preferred Stock are held subject to a Voting Trust Agreement, which is described below under the heading “Certain Transactions.” The shares of Series B Preferred Stock are held subject to a Voting Trust Agreement (Series B), which is described below under the heading “Certain Transactions.” With respect to matters to which the terms of the Voting Trust Agreement and Voting Trust Agreement (Series B) apply, for purposes of voting control, CND possesses beneficial ownership of 100% of the outstanding shares of Preferred Stock.

(13)	The address of Recap Group, L.L.C. is 5000 Legacy Drive, Suite 470, Dallas, Texas 75024. David Webb, a member of the Global Energy Group’s Board of Directors, controls the disposition and the voting power of, the shares of the Company’s capital stock beneficially owned by Recap, and every action or transaction that benefits Recap directly or indirectly benefit Mr. Webb. The control of the voting power with respect to the Preferred Stock, however, is subject to the Series B Voting Trust described in footnote (12) to this table.

(14)	The address of Cazatur Group, L.L.C. is 5000 Legacy Drive, Suite 470, Dallas, Texas 75024. Henry M. Burkhalter, a member of the Global Energy Group’s Board of Directors, controls the disposition and the voting power of, the shares of the Company’s capital stock beneficially owned by Cazatur, and every action or transaction that benefits Cazatur directly or indirectly benefit Mr. Burkhalter. The control of the voting power with respect to the Preferred Stock, however, is subject to the Series B Voting Trust described in footnote (12) to this table.
CERTAIN TRANSACTIONS
Financing Transaction
     In January 2004, Global completed a financing transaction (the “Financing Transaction”), which is described in greater detail below in this Report and in our Annual Report on Form 10-KSB for the year ended December 31, 2004, as amended. Under the Financing Transaction, Global carried out the following actions:
•	The creation of two new series of preferred stock, $.001 par value per share, referred to as Series A Preferred Stock and Series B Preferred Stock.

•	The issuance of 2,500,000 shares of Series B Preferred Stock in exchange of $1.00 per share invested in the Company by Global Energy Acquisition Group, L.L.C. (“GEAG”) through March 31, 2005. For each dollar of cash invested in Series B Preferred Stock, GEAG received warrants to purchase 10 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”) at a price of $0.10 per share.

•	The agreement to issue, for cash, up to 2.0 million shares of Series B Preferred Stock at a price of $1.00 per share, at the option of GEAG. These shares, if issued, will be issued in exchange for cash to be invested in the Company by GEAG at any time prior to September 15, 2008. For each dollar of cash invested in Series B Preferred Stock, GEAG also is entitled to receive warrants to purchase 10 shares of Common Stock at a price of $0.10 per share. Issuance of 340,282 shares occurred through June 30, 2005, and there have been no further issuances.

•	The issuance, in exchange for amounts payable by the Company, of 2.45 million shares of Series A Preferred Stock at a price of $1.00 per share. These shares were issued to several creditors of the Company in exchange for promissory notes issued for advances previously made by such creditors to the Company, as well as the cancellation of warrants for Common Stock held by those creditors. For each dollar of principal owed under such notes, such creditors also received warrants to purchase 10 shares of Common Stock at a price of $0.30 per share.

•	The entering into of a Turnaround Services Agreement with Turnaround Specialists, L.L.C., to establish and implement operational, financial, marketing and other policies and procedures. The Company was paying Turnaround Specialists $45,000 per month, plus issued a warrant to purchase up to 700,000 shares of Common Stock for $0.10 per share. Turnaround Specialists, L.L.C. is owned by Carlos J. Coe and John R. Bailey, both of whom served as directors and officers of the Company. On May 5, 2005 the Turnaround Services Agreement was terminated effective March 31, 2005 in return for the issuance of a warrant to purchase 1,000,000 shares of Common Stock of the Company for $0.08 per share (the then current market price) to Turnaround Specialists, L.L.C.
Background of Financing Transaction
     In 2003 and the early part of 2004, the Company was in an extremely tight cash situation. All funds previously advanced to or borrowed by the Company already had been used or committed to pay corporate expenses and to make payments to vendors. The Company was unable to pay compensation and other amounts owed to its senior management, and during this period Joseph Richardson (former President, Chief Executive Officer and director) and Peter Toomey (former Executive Vice President, Chief Financial Officer and director) resigned their positions to pursue other opportunities. Without the Financing Transaction, the Company would not have been able to continue operations unless additional financing was obtained in the immediate future. In connection with its loans to the Company, GEAG required that Carlos J. Coe be appointed as a director and as Chief Executive Officer of the Company and that John R. Bailey be appointed as a director and as Chief Financial Officer of the Company, taking the places of Mr. Richardson and Mr. Toomey. Currently, Mr. Bailey serves as a director and as the Company’s Secretary. The Company’s board of directors is currently comprised of Mr. Bailey, as well as David E. Webb, Henry M. Burkhalter, Steven W. Fox, and James Majewski.
     In connection with its loans to the Company, GEAG also required that the Company enter into a product distribution arrangement with Global Energy Distribution Group, L.L.C., an affiliate of GEAG, which is described further below under the heading “Distribution Arrangements” and “GEDG Acquisition.”
Series B Purchase Agreement
     GEAG’s investment obligation is set forth in the Series B Purchase Agreement, the material terms of which are as follows:
     Amount Of Investment. In the first eighteen months after the closing of the Financing Transaction GEAG must purchase at least 2.5 million shares of Series B Preferred Stock in amounts that correspond to the ongoing operational expenses of the Company during that period of time. A portion of these shares were issued in satisfaction of 90-day bridge notes of the Company outstanding prior to the completion of the Financing Transaction. The remainder of these shares have been purchased for cash. In addition, GEAG has the option to invest an additional $2.0 million, at its discretion, at any time on or before September 15, 2008. Through November 18, 2005, approximately 2,840,282 million shares of Series B Preferred Stock and warrants for approximately 28,402,820 million shares of common stock have been issued or are issuable to GEAG, which were subsequently cancelled under the Acquisition Agreement described below.
     Series B Warrants. As additional consideration and as an inducement to make its investment in the Company, stock purchase warrants (“Series B Warrants”) have been issued to GEAG in connection with issuing the Series B Preferred Stock. The Series B Warrants give GEAG the right to purchase shares of common stock at $0.10 per share and are exercisable for seven years from the date of issuance. The Series B Warrants cover ten shares of common stock for each share of Series B Preferred Stock issued for cash and two shares of common stock for each share of Series B Preferred Stock issued in exchange for outstanding 90-day bridge notes of the Company (warrants were issued only with respect to the principal portion of such notes and not the interest portion). Prior to the Financing Transaction, the Company had issued to GEAG warrants to purchase eight shares of common stock at a price of $0.10 per share for each dollar loaned to the Company by GEAG under these bridge loans. After the transaction closed, an extra two warrants were issued for a total of 10 shares of common stock for each dollar loaned to the Company by GEAG.
     Use Of Proceeds. GEAG’s investment has been applied to ongoing financial obligations, including dividend and redemption payments on preferred stock and obligations under the Turnaround Services Agreement.
     Limit On GEAG’s Obligation. GEAG will be relieved of its investment obligation at GEAG’s discretion if the Company breaches its obligations under the Series B Purchase Agreement or suffers a material adverse change.
Distribution Arrangements
     In connection with loans made to the Company, GEAG required that the Company enter into a product distribution agreement with Global Energy Distribution Group, L.L.C. (“GEDG”), an affiliate of GEAG. This agreement grants to GEDG non-exclusive product distribution rights (and, under certain circumstances, including the Company being unable to meet GEDG’s demand for the Company’s products, manufacturing rights). However, the agreement provides that if aggregate financing provided by GEAG reaches $500,000 GEDG’s distribution rights become exclusive, except for any distribution rights held at the time by other parties. Financing provided by GEAG reached $500,000 in January 2004. Accordingly, GEDG’s distributorship is now an exclusive one, except for the existing distribution rights held by one unaffiliated third party under a distribution agreement entered into by the Company prior to entering into the distribution agreement with GEDG.
     Under the Turnaround Services Agreement, the Company paid Turnaround Specialists $45,000 per month. Global also delivered to Turnaround Specialists on January 30, 2004 a warrant to purchase up to 700,000 shares of Common Stock for $0.10 per share. Under certain circumstances a significant portion of the financing provided by GEAG may be used to pay Turnaround Specialists. For services rendered prior to the effectiveness of the Turnaround Services Agreement, the Company paid Turnaround Specialists $100,000, plus $45,000 per month (prorated for partial months) from December 1, 2003 through January 30, 2004. Under the Turnaround Services Agreement, Turnaround Specialists was entitled to receive a “success fee” of $1 million upon a sale or merger of the Company or its business or any similar transaction. In connection with the GEDG Acquisition, the Turnaround Services Agreement was terminated, and in lieu of the “success fee” of $1 million, the Company issued to Turnaround Specialists a warrant for the purchase of up to 1,000,000 shares of our Common Stock at an exercise price of $0.08 per share and having a term of seven years.
Series A Purchase Agreements
     As a condition to its entering into the Financing Transaction, GEAG required that the Company’s four principal creditors at the time (other than GEAG) exchange amounts payable to them (totaling approximately $2.45 million), as well as warrants to purchase up to 5.4 million shares of Common Stock, for shares of Series A Preferred Stock. The terms of the transactions with these persons (referred to as the “Series A Holders”) are set forth in four separate documents, each referred to as a Series A Purchase Agreement, the material terms of which are as follows:
     The Series A Holders. Amounts owed to the Series A Holders were secured by a pledge of the Company’s assets. The Series A Holders and the amounts that were owed to them (as well as the warrants held by them) before the closing of the Financing Transaction are as follows:
•	Quest Capital Alliance, L.L.C., a Missouri limited liability company, was owed approximately $571,000 by the Company and held warrants to purchase 2.1 million shares of Common Stock. Steven W. Fox, who has been appointed to the Company’s Board of Directors, is General

Manager and a Principal of Quest. Accordingly, every action or transaction that benefits Quest directly or indirectly benefits Mr. Fox.

•	Robert Smith, an individual, was owed approximately $1.3 million by the Company and held warrants to purchase 2.1 million shares of Common Stock.

•	Joseph H. Richardson, an individual who is a former director and former officer of the Company, was owed approximately $324,000 by the Company for compensation and reimbursements not yet paid and held warrants to purchase 679,000 shares of Common Stock.

•	Peter E. Toomey, an individual who is a former director and former officer of the Company, was owed approximately $255,000 by the Company for compensation and reimbursements not yet paid and held warrants to purchase 500,000 shares of Common Stock.
     Investment in Series A Preferred Stock. The amounts (including both principal and interest) and the warrants referred to above were exchanged for shares of Series A Preferred Stock at a purchase price of one share of Series A Preferred Stock for every $1.00 owing by the Company to such person.
     Series A Warrants. As additional consideration and as an inducement to the Series A Holders for Series A Preferred Stock, stock purchase warrants (“Series A Warrants”) were issued to the Series A Holders in connection with issuing the Series A Preferred Stock. The Series A Warrants give the Series A Holders the right to purchase shares of Common Stock at $0.30 per share and are exercisable for seven years from the date of issuance. The Series A Warrants cover ten shares of Common Stock for each dollar owed (including both principal and interest) by Global to such person before at the time the debt was exchanged for Preferred Stock. The Series A Warrants were terminated as a condition to the GEDG Acquisition.
     Voting Trust Agreement. The Series A Holders, the Company and GEAG have entered into a Voting Trust Agreement that, subject to certain exceptions, grants all voting rights in the Series A Preferred Stock to GEAG. Accordingly, GEAG as the trustee of the voting trust has the right to determine how the shares of Series A Preferred Stock will be voted in elections for directors and other matters brought before a vote of stockholders. The Series A Holders retain the right to direct the voting of the Series A Preferred Stock in certain matters, including in particular any change in the rights of holders of Series A Preferred Stock, any incurrence of additional indebtedness by the Company, and any authorization of any additional class or series of capital stock or any increase in the authorized capital of the Company. The Voting Trust Agreement terminates upon the consent by all the parties to terminate or at the time as there are no shares of Series A Preferred Stock subject to the Voting Trust Agreement. As a condition of the GEDG Acquisition described hereafter, GEAG assigned its rights under the Voting Trust Agreement to CND.
     Transfer Restrictions. The Series A Purchase Agreements generally prohibit any transfer of the Series A Preferred Stock for a period of three years.
     Investment in GEDG. In 2004, Quest Capital and Robert Smith purchased an aggregate 8% interest in GEDG. In connection with the GEDG Acquisition, CND entered into a Unit Purchase Agreement (“Purchase Agreement”) with each of the members of GEDG, including Quest Capital and Robert Smith. Pursuant to the terms of the Purchase Agreement, CND acquired 122,000 units or 61% of the total membership interests in GEDG for an aggregate purchase price of $2,500,000. As a condition precedent to the second closing of the Unit Purchase Agreement, (a) approximately $380,000 in accrued and unpaid dividends on the Company’s Series A and B Preferred Stock was cancelled; (b) outstanding warrants to purchase up to approximately 52.9 million shares of the Company’s common stock was terminated; (c) the amendment of the terms of the Certificates of Designation of the Company’s Series A Preferred and Series B Preferred Stock, providing for an annual mandatory redemption of 20% of each preferred stock over a five year period, beginning June 30, 2006; and (d) the GEDG Members received certain registration rights covering the 81,746,409 shares of common stock issued under the Purchase Agreement (defined herein).

Terms of the Preferred Stock
     The terms of the Series A Preferred Stock and the Series B Preferred Stock were established under two Certificates of Designation which were filed with the Delaware Secretary of State and, upon filing, became part of the Company’s Certificate of Incorporation. The material terms of the Series A Preferred Stock and the Series B Preferred Stock (both series together being referred to as the “Preferred Stock”) are described below. Except as otherwise indicated, the terms of both series of Preferred Stock are substantially identical.
     Voting. The Preferred Stock is entitled to 10 votes per share.
     Dividends. The Preferred Stock accrues dividends quarterly at 6% per annum calculated on a 360 day per year basis. Dividends accrue and become an obligation of the Company each quarter, regardless of whether declared and regardless of whether the Company has funds available to pay such dividends. Dividends are not to be paid except to the extent the Company has funds legally available for such purpose, and any accrued dividends remain an obligation of the Company until paid.
     Mandatory Redemption. Under the original Certificates of Designation for the Preferred Stock (a) we were required to redeem all shares of Preferred Stock during the three years following issuance of the shares, (b) one-third of the shares will be called for redemption on each of the first three anniversary dates of issuance; and (c) the redemption price will be the original investment amount plus all accrued but unpaid dividends. In connection with the GEDG Acquisition, the Certificates of Designation for the Preferred Stock were amended to provide for an annual mandatory redemption of 20% of each preferred stock over a five year period, beginning June 30, 2006. In its discretion, the Company may accelerate redemption of the shares. If the Company and the holders of the shares agree, redemption may be deferred. In any event, shares may not be redeemed except to the extent the Company has funds legally available for such purpose.
     Liquidation And Dividend Preference. The Preferred Stock is entitled to a liquidation preference, prior to any payment or distribution with respect to common stock, equal to the amount originally paid for the Preferred Stock plus accrued dividends. No dividends may be paid on the common stock if there are any accrued but unpaid dividends on the Preferred Stock, and no amount may be distributed with respect to common stock in connection with a liquidation of Global until the Preferred Stock liquidation preference is paid.
     Rank. The Preferred Stock ranks senior to the common stock, and the Series B Preferred Stock ranks senior to the Series A Preferred Stock as to liquidation preference and dividends.
GEDG Acquisition
     On August 19, 2005, the Company completed the acquisition (the “GEDG Acquisition”) of Global Energy Distribution Group, L.L.C. (“GEDG”), the Company’s exclusive master distributor, pursuant to the terms of a Securities Purchase Agreement (the “Purchase Agreement”), effective as of July 1, 2005, with GEDG, CND, Recap Group, L.L.C. (“Recap”), Cazatur Group, L.L.C. (“Cazatur”), Allen Wheeler (“Wheeler”), Robert J. Smith (“Smith”), and Quest Capital Alliance, L.L.C. (“Quest”) (CND, Recap, Cazatur, Wheeler, Smith and Quest are the “GEDG Members”). Pursuant to the terms of the Purchase Agreement, the Company purchased from the GEDG Members all of the outstanding membership units in GEDG in exchange for 81,746,409 shares of the Company’s newly-issued common stock.
     The Purchase Agreement resulted in a change of control of the Company, with CND acquiring (a) 49,865,309 of the Company’s outstanding common stock, representing approximately 52% of the Company’s then outstanding common stock, and (b) the power to vote an additional approximately 5.3 million shares of the Company’s voting preferred stock as the successor trustee under the Voting Trust Agreement, dated January 30, 2004 (the “Series A Voting Trust”), covering all of the outstanding shares of the Company’s Series A Preferred Stock and as trustee under a substantially similar Voting Trust Agreement, dated August 19, 2005 (the “Series B Voting Trust”), covering all of the outstanding shares of the Company’s Series B Preferred Stock (together, the “Voting Trusts”). Holders of the Company’s preferred stock are entitled 10 votes per share of preferred stock, voting together as a class with the common stock. As a result, CND currently possesses through its ownership of common stock and as trustee of the Voting Trusts, approximately 68% of the total outstanding voting power in the Company.
     Pursuant to terms of the Purchase Agreement, (a) approximately $380,000 in accrued and unpaid dividends on the Company’s 6% Redeemable Preferred Stock, Series A and the 6% Redeemable Preferred Stock, Series B, as of June 30, 2005, were cancelled; (b) outstanding warrants owned by the holders of the Series A and Series B Preferred for the purchase of up to approximately 52.9 million shares of the Company’s common stock were terminated. As a condition of the Purchase Agreement, the holders of Series A and Series B Preferred resolved to amend the terms of the Series A and Series B Preferred to provide for an annual mandatory redemption of 20% of the outstanding preferred stock over a five year period, beginning June 30, 2006. Also, the GEDG Members received certain registration rights covering the 81,746,409 shares of common stock issued under the Purchase Agreement.
Voting Control by CND
     As a result of the GEDG Acquisition, CND controls a majority of the Company’s outstanding voting power on all but a limited number of matters. Consequently, CND has the power to select all of the Company’s directors. The Board of Directors has the power to, among other matters, to (a) authorize the Company to enter into, modify and/or perform any agreement, (b) authorize the issuance of additional shares of the Company’s capital stock, subject to applicable law and their duties to the Company, to such persons and on such terms as they deem appropriate, and (c) amend the Company’s bylaws.
     Also as a result of the issuance of shares of Preferred Stock under the terms of the Financing Transaction, the holders of Common Stock are subject to the rights of the holders of our Preferred Stock as described above. As a result of the issuance of 81,746,409 shares of Common Stock in the GEDG Acquisition, the relative ownership of Common Stock of each stockholder, and the relative voting power of the outstanding Common Stock and Preferred Stock, has been substantially diluted. Prior to the Financing Transaction, Neal S. Stubbs, Eugene Cornett, Richard E. Wiles, Quest Capital Alliance, L.L.C. and Thomas H. Hebert each beneficially owned more than 10 percent of the outstanding shares of Common Stock. Following the Financing Transaction and until the GEDG Acquisition, Cazatur and Recap beneficially owned more than 10 percent of the outstanding shares of Common Stock.
     CND intends to vote FOR each of the nominees for the Board of Directors described in this proxy statement and FOR each of the other matters proposed to be voted on at the 2005 Annual Stockholders Meeting, as described in this proxy statement.
Interests of Directors And Officers in the Financing Transaction
     Following the Financing Transaction, but prior to the GEDG Acquisition, a majority of the ownership of GEAG also constituted a majority of the ownership of GEDG. Every action or transaction that benefited GEAG and/or its owners directly or indirectly benefited GEDG and/or its owners, and vice versa. Two members of the Company’s board of directors, David E. Webb and Henry M. Burkhalter, are owners and controlling persons of GEAG.
     As a condition to the Financing Transaction, the Company entered into the Turnaround Services Agreement with Turnaround Specialists, as described above. Turnaround Specialists is owned by Carlos J. Coe and John R. Bailey. All compensation and other consideration paid by the Company to Turnaround Specialists will directly benefit Messrs. Coe and Bailey, who together own 100% of Turnaround Specialists. Except as described in this proxy statement, Messrs. Coe and Bailey do not have any interest in, and are not otherwise affiliated with, GEAG or GEDG. At the closing of the Financing Transaction, Global Energy paid Turnaround Specialists, L.L.C. $145,000 for services under the Turnaround Services Agreement. On May 5, 2005, the Turnaround Services Agreement was cancelled. In connection therewith, 1,000,000 warrants were issued to Turnaround Specialists to purchase shares of common stock of the Company at a price of $0.08 a share for a term of seven years from the effective date of the transaction.

     The Financing Transaction enabled the Company to pay amounts owed to the Series A Holders. Without the financing to be provided by GEAG the Company would have been unable to pay the indebtedness owed to Series A Holders. But for the Financing Transaction, the Series A Holders might have received little if any of the amounts owed them by the Company.
Interests of Directors and Officers in the GEDG Acquisition
     Mr. James Majewski, the manager of CND, is a director of the Company. Mr. Henry Burkhalter, a director of the Company, is the manager of Cazatur, the owner of approximately 10.5% of GEDG prior to the transaction. David Webb, the Chairman of the Board of Directors of the Company, is the manager of Recap, the owner of approximately 10.5% of GEDG prior to the GEDG Acquisition. Steven Fox, a director of the Company is the manager of Quest, the owner of approximately 4.4% of GEDG prior to the GEDG Acquisition. Prior to the closing of the Purchase Agreement, CND acquired approximately 61% of GEDG from the GEDG Members (other than CND) for $2.5 million. CND funded $2.0 million of the purchase price for the GEDG membership interests through financing from International Bancshares Corporation.
     The consideration paid for the acquisition of all of the membership units in GEDG was based on the Board’s consideration of the assets, prospects, and financial condition of the Company and the Company’s arm’s length negotiations with CND. The Board also received the opinion of valuation and financial advisors that the transactions contemplated by the Purchase Agreement were fair to the stockholders of the Company on a financial basis.
Other Transactions
     Pursuant to an Investment Agreement between the Company and one of its principal stockholders, Mr. Robert Smith, the Company borrowed $410,000 from Mr. Smith in 2003 and issued to Mr. Smith, as additional consideration for lending such amounts to the Company, warrants to purchase up to 400,000 shares of our Common Stock at an exercise price of $1.00 per share and an additional 620,000 shares at an exercise price of $0.50 per share, in each case exercisable for three years from the date of issuance. The Company issued its short-term promissory notes with respect to the borrowed amounts, each bearing interest at 8% per annum and secured by a pledge of substantially all of the assets of the Company. To avoid a default under the notes, in January 2004 the Company issued new 90-day bridge notes in exchange for the old notes. The notes and the warrants described in this paragraph were cancelled as part of the Financing Transaction.
     Pursuant to an Investment Agreement between the Company and another of its principal stockholders, Quest Capital Alliance, L.L.C., the Company borrowed $200,000 from Quest in 2003 and issued to Quest, as additional consideration for lending such amounts to the Company, warrants to purchase up to 400,000 shares of our Common Stock at an exercise price of $0.50 per share, in each case exercisable for three years from the date of issuance. The Company issued its short-term promissory notes with respect to the borrowed amounts, each bearing interest at 8% per annum and secured by a pledge of substantially all of the assets of the Company. To avoid a default under the notes, in January 2004 the Company issued new 90-day bridge notes in exchange for the old notes. The notes and the warrants described in this paragraph were cancelled as part of the Financing Transaction.
     In 2003 the Company issued warrants to two of its officers, Joseph H. Richardson and Peter E. Toomey, covering 44,572 and 35,429 shares, respectively, as additional consideration for short-term loans to the Company in the amounts of $5,572 and $4,429, respectively, in each case at an exercise price of $1.00 per share for three years from the date of issuance. To avoid a default under the loans, in January 2004 the Company issued new 90-day bridge notes in exchange for the old notes. The notes and the warrants described in this paragraph were cancelled as part of the Financing Transaction.
     The Company currently holds the exclusive rights to nine U.S. patents and five patent-pending applications pursuant to a series of agreements with the inventor of the underlying technologies. Under the terms of these agreements, the Company has the exclusive right to pursue commercial development of the patented technologies. These agreements are with Mr. Thomas Hebert, an officer of the Company. Mr. Hebert is entitled to royalty payments from any sales of the products produced by the Company with the patented technologies. These payments began in 2004 and are tied to the dollar amount of sales by the Company of products incorporating the patented technologies. The agreements also establish minimum royalty amounts, regardless of the level of sales, if any, required to be paid to Mr. Hebert beginning in 2006. Minimum royalties under the Company’s patent agreements with Mr. Hebert would amount to $58,334 in 2006, increasing each year until reaching $700,000 in 2010 and following years. No royalty payments are required after the underlying patents expire. In addition to making royalty payments, the Company must use reasonable efforts to generate income on each patent. Failure to comply with a patent assignment or license agreement could result in the loss of the Company’s right to manufacture and sell products incorporating the patented technology. Most of these patents are essential to the Company’s business plan, and loss of the rights to exploit these patents would seriously jeopardize the Company’s existence.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of these forms or written representations from the executive officers and directors, the following persons failed to file on a timely basis Section 16(a) forms during fiscal year 2004 or prior fiscal years: GEAG failed to file on a timely basis Form 4’s reflecting 8 transactions; Eugene Cornett failed to timely file Form 4’s reflecting 27 transactions; John R. Bailey failed to file on a timely basis a Form 4 reflecting one transaction and a Form 3 representing one transaction; Henry M. Burkhalter and David E. Webb each failed to file on a timely basis Form 4’s reflecting two transactions and a Form 3 representing one transaction; Carlos Coe failed to file on a timely basis a Form 4 reflecting on transaction; quest Capital Alliance, L.L.C. and Steven Fox each failed to file on a timely basis a Form 3 reflecting one transaction.
INDEPENDENT ACCOUNTANTS
     Baumann, Raymondo & Company served as our independent accountants for the year ended December 31, 2004, and is expected to serve in that capacity for the current year. Representatives of Baumann, Raymondo & Company are not expected to be present at the annual meeting.
     Principal Accountant Fees and Services. Aggregate fees billed for professional services rendered for the Company by Baumann, Raymondo & Company as of and for the years ended December 31, 2003 and 2004, were:

	2004(1)		2003(1)
Audit Fees		$44,140	$48,138
Audit-Related Fees		$—	$—
Tax Fees		$—	$—
All Other Fees	$		$1,897
Total		$44,140	$50,035

(1) The aggregate fees included in “Audit” represent fees for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in all categories represent fees billed during the fiscal years.
     Audit Fees. Audit fees were for professional services rendered in connection with audits and quarterly reviews of the consolidated financial statements of the Company, review of and preparation of consents for registration statements filed with the Securities and Exchange Commission, and for subsidiary statutory audits.
     Audit-Related Fees. Audit related fees were for assurance and related services related to employee benefit plan audits and consultations regarding financial accounting and reporting standards.
     Tax Fees. Tax fees related to services for tax compliance and consulting.
     All Other Fees. All other fees were for employee benefit plan advisory services.
     Audit Committee Pre-Approval Policies and Procedures. The Company’s Audit Committee was formed in April 2004. At its regularly scheduled and special meetings, the Audit Committee of the Board of Directors considers and pre-approves any audit and non-audit services to be performed by the Company’s independent accountants.
     Global Energy’s Board of Directors has considered whether the provision of the non-audit services provided by Baumann, Raymondo & Company, if any, is compatible with maintaining the principal accountant’s independence.
OTHER MATTERS
     We do not know of any matter other than those discussed in the foregoing materials contemplated for action at the annual meeting. Should any other matter be properly brought before the annual meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors of Global Energy. Discretionary authority for them to do so is contained in the proxies. The information on our website is not part of this proxy statement.

By Order of the Board of Directors,

/s/ John R. Bailey
JOHN R. BAILEY
Secretary
December 19, 2005

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
GLOBAL ENERGY GROUP, INC.
     The undersigned hereby appoints David E. Webb and John R. Bailey, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated hereon, all of the shares of Common Stock, $.001 par value per share, of Global Energy Group, Inc., held of record by the undersigned on November 18, 2005, at the Annual Meeting of Stockholders to be held on December 30, 2005, or any adjournment thereof.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND THE PROPOSALS LISTED HEREON. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND THE PROPOSALS.
PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE ☒
1. Election of Directors:

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW:
Craig N. Kitchen, Henry M. Burkhalter, David E. Webb, James W. Majewski, Steven W. Fox
2. Ratification of Baumann, Raymondo & Company as independent registered public accounting firm for 2005.
☐     FOR          ☐     AGAINST          ☐     ABSTAIN
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.
DATED: December ___, 2005

(Signature of Stockholder)

(Signature if Held Jointly)

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.